THE COBALT GROUP, INC.,

                                    (SELLER)


                                       AND


                                 BOATS.COM, INC.

                                   (PURCHASER)


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                            ASSET PURCHASE AGREEMENT

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                                TABLE OF CONTENTS


1.   PURCHASED ASSETS.........................................................1
     1.1  Purchased Assets....................................................1
     1.2  Excluded Assets.....................................................3

2.   LIABILITIES..............................................................3
     2.1  Retained Liabilities................................................3
     2.2  Assumed Liabilities.................................................3
          (a)  Liabilities Under Assumed Contracts and Assumed
               Equipment Leases...............................................3
          (b)  Trade Accounts Payable.........................................4
          (c)  Other Liabilities..............................................4
     2.3  Non-Assignable Obligations..........................................4

3.   PURCHASE PRICE AND ALLOCATION............................................4
     3.1  Purchase Price......................................................4
     3.2  Allocation of the Purchase Price....................................5
     3.3  Prorations; Adjustments to the Purchase Price.......................5
     3.4  Taxes and Assessments...............................................5
     3.5  State and Local Transfer Taxes......................................5
     3.6  Closing.............................................................5

4.   REPRESENTATIONS AND WARRANTIES...........................................6
     4.1  Representations and Warranties of the Seller........................6
          (a)  Corporate Status...............................................6
          (b)  Purchased Assets...............................................6
          (c)  No Other Agreements............................................6
          (d)  Corporate Authorization........................................6
          (e)  No Breaches of Charter or Other Agreements.....................6
          (f)  Financial Statements...........................................7
          (g)  Ordinary Course................................................7
          (h)  Tax Matters....................................................7
          (i)  Equipment in Good Repair.......................................8
          (j)  Intellectual Property..........................................8
          (k)  Material Contracts.............................................8
          (l)  Insurance......................................................8
          (m)  Employees......................................................8
          (n)  No Unions......................................................9
          (o)  Compliance with Laws...........................................9
          (p)  Consents.......................................................9
          (q)  No Actions....................................................10
          (r)  Environmental Matters.........................................10
          (s)  Year 2000 Compliance..........................................10
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          (t)  Brokerage.....................................................10

     4.2  Representations and Warranties of the Purchaser....................10
          (a)  Corporate Status..............................................10
          (b)  Corporate Authorization.......................................11
          (c)  No Breaches of Charter or Other Agreements....................11
          (d)  Financial Statements..........................................11
          (e)  Consents......................................................11
          (f)  No Actions....................................................11
          (g)  Brokerage.....................................................11

5.   COVENANTS...............................................................12
     5.1  Covenants of the Seller............................................12
          (a)  Ordinary Course...............................................12
          (b)  Access........................................................12
          (c)  Non-Competition Covenant......................................12
          (d)  Corporate Structure and Capitalization........................13

     5.2  Covenants of the Purchaser.........................................13
          (a)  Non-Competition Exclusion.....................................13
          (b)  Access........................................................13
          (c)  Corporate Structure and Capitalization........................13

6.   CLOSING CONDITIONS......................................................13
     6.1  Closing Conditions for the Benefit of the Purchaser................13
          (a)  Representations and Warranties................................13
          (b)  Covenants.....................................................14
          (c)  No Action.....................................................14
          (d)  Consents......................................................14
          (e)  Operating Agreement...........................................14
          (f)  McCurdy Employment Agreement..................................14
          (g)  Certificate of Compliance.....................................14
          (h)  Opinion of Counsel............................................14

     6.2  Conditions for the Benefit of the Seller...........................14
          (a)  Representations and Warranties................................14
          (b)  Covenants.....................................................14
          (c)  No Action.....................................................14
          (d)  Consents......................................................14
          (e)  Operating Agreement...........................................14
          (f)  Promissory Note, Security Agreement and Assignment
               and Assumption Agreement......................................14
          (g)  Certificate of Compliance.....................................14
          (h)  Opinion of Counsel............................................14
          (i)  Mutual Waiver of Consents.....................................15

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7.   SURVIVAL OF COVENANTS, REPRESENTATIONS
     AND WARRANTIES..........................................................15
     7.1  Survival...........................................................15

8.   INDEMNIFICATION AND DISCLOSURE..........................................15
     8.1  Indemnification....................................................15
     8.2  Limitation of Recourse.............................................17
     8.3  Schedules and Exhibits.............................................17
     8.4  Acknowledgment by the Purchaser....................................17
     8.5  Further Assurances.................................................18

9.   GENERAL MATTERS.........................................................18
     9.1  Press Releases and Communications..................................18
     9.2  Risk of Loss.......................................................18
     9.3  Entire Agreement...................................................18
     9.4  Severability.......................................................19
     9.5  Assignment.........................................................19
     9.6  Expenses...........................................................19
     9.7  Notices............................................................19
     9.8  Governing Laws.....................................................20
     9.9  Counterparts.......................................................20
     9.10 Headings...........................................................20
     9.11 Construction.......................................................20
     9.12 Time of Essence....................................................20
     9.13 Currency...........................................................20
     9.14 Bulk Transfers.....................................................20
     9.15 Knowledge..........................................................20

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EXHIBITS

Exhibit 1.1(j) - Software License
Exhibit 3.1(a) - Warrant
Exhibit 3.1(b) - Bill of Sale
Exhibit 3.1(c) - Assignment and Assumption Agreement
Exhibit 3.1(d) - Promissory Note
Exhibit 3.1(e) - Security Agreement
Exhibit 4.1(f) - Seller's Financial Statements
Exhibit 4.2(d) - Purchaser's Financial Statements
Exhibit 6.1(e) - Operating Agreement
Exhibit 6.1(h) - Seller's Legal Opinion
Exhibit 6.2(h) - Purchaser's Legal Opinion
Exhibit 6.2(i) - Mutual Waiver of Consents

SCHEDULES

Assumed Equipment Leases                               1.1(a)
Fixed Assets                                           1.1(b)
Intellectual Property                                  1.1(d)
Assumed Contracts                                      1.1(e)
Employees List                                         1.1(g)
Transferable Licenses and Permits                      1.1(h)
List of Additional Purchased Assets                    1.1(k)
Hardware and Software Assets                           1.2(c)
Other Liabilities
Allocation of Purchase Price                           3.2
Purchased Assets Not Owned, Leased or Licensed
  by Seller                                            4.1(b)(i)
Assets Used in the Business Not Transferred            4.1(b)(ii)
Breach of Seller's Charter or Other Agreements         4.1(e)
Approved Capital Expenditures                          4.1(g)(ii)
Infringement of Intellectual Property by Seller        4.1(j)(i)
Infringement of Intellectual Property by Third Parties 4.1(j)(ii)
Material Contracts of the Seller                       4.1(k)
Payments to Employees                                  4.1(m)(ii)
Employment Agreements                                  4.1(m)(iii)
Employee Benefit Plans                                 4.1(m)(iv)
Required Consents - Seller                             4.1(p)
Required Consents - Purchaser                          4.2(e)
Seller's Actions Outside Ordinary Course               5.1(a)
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                            ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 25th day of January, 2000.

BY AND AMONG:

          THE COBALT GROUP, INC., a company incorporated under the laws of the State of Washington hereinafter "Seller"

AND:

          BOATS.COM, INC., a company incorporated under the laws of the State of Delaware hereinafter "Purchaser"


     For and in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:


1.   PURCHASED ASSETS

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Seller all of the property, assets and rights (other than the Excluded Assets as specified in Section 1.2) of the Seller's Yacht World Division business (the "Business"). The assets to be purchased (the "Purchased Assets") include the following:

(a) the equipment leases, conditional sales contracts, title retention agreements and other agreements between the Seller and third parties relating to computer hardware and equipment used exclusively by Seller in connection with the Business described in Schedule 1.1(a) to this Agreement (the "Assumed Equipment Leases") and the full benefit of all service contracts relating to any Assumed Equipment Leases or any equipment or assets covered by the Assumed Equipment Leases and all options, including options to purchase, under Assumed Equipment Leases;

(b) except for the fixtures, furniture, and furnishings currently used by personnel of the Business, all fixed assets, machines, machinery, equipment, fixtures, furniture,

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     furnishings, goods, chattels, and other tangible property of all kinds owned by Seller and used exclusively in the Business (the "Fixed Assets"), including, without limitation, those items described in Schedule 1.1(b) to this Agreement, and all inventories and supplies used exclusively in the Business;

(c) the goodwill of the Business, including, without limitation, the exclusive right to use the domain name, e-mail addresses, telephone lines and telephone numbers currently used by the Seller exclusively in connection with the Business;

(d) all trade marks, trade names and service marks, copyrights, patents or patent rights (including patents pending), logos and designs, trade secrets, technical information, know-how (whether confidential or otherwise), software and other intellectual property (including applications for any of these) (collectively the "Intellectual Property") owned by the Seller, used exclusively in the Business, and listed on
     Schedule 1.1(d);

(e) Seller' rights under those contracts, agreements, real and personal property leases, commitments, entitlements and engagements whether written or oral ("Contracts") of Seller with customers in connection with the Business to be assumed by Purchaser, whether written or oral (the "Assumed Contracts"), a list of which is attached as Schedule 1.1(e) to this Agreement;

(f) copies of all business books and records used exclusively in the conduct of the Business, including, without limitation, all financial, operating, supplier, customer and supplier lists and records, employee records for employees retained by Purchaser, and all sales and promotional literature, correspondence and files;

(g) a list of the employees of Seller exclusively involved with the Business (including, without limitation, full-time, permanent part-time and contract employees) (individually, an "Employee" and collectively, the "Employees"), a copy of which is attached to this Agreement as Schedule 1.1(g);

(h) all transferable licenses, registrations, qualifications, permits and approvals issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or municipal, relating exclusively to the Business, together with all applications for such licenses or permits as listed in Schedule 1.1(h);

(i) all prepaid expenses paid by Seller, accounts receivable, purchase orders, maintenance contracts, and development contracts relating exclusively to the Business, but excluding income and other taxes which are not included in the Assumed Liabilities;

(j) the software license to be executed at Closing for Seller's software assets related to but not solely associated with the Business attached as Exhibit 1.1(j) (the "Software License"); and

(k)  the items listed on Schedule 1.1(k).

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1.2  Excluded Assets. The following assets of the Seller are excluded from the
     Purchased Assets (the "Excluded Assets"):

(a) all cash, bank balances, deposits, term or time deposits and similar cash items of, owned or held by or for the account of Seller in connection with the Business as of the Closing Date;

(b)  the software assets licensed to Purchaser pursuant to Exhibit 1.1(j);

(c)  the hardware and software assets owned or licensed by Seller listed on
     Schedule 1.2(c) that are related to or used in the Business but not on an exclusive basis.

(d) any refunds or credits of taxes for taxable periods prior to and including the Closing Date;

(e)  insurance policies and rights thereunder; and

(f) assets of any kind and nature that are not reflected in the balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet") and are (i) used or provided by Seller in connection with general corporate or administrative services to the Business, or (ii) used or provided by Seller primarily in connection with businesses other than the Business.

2.   LIABILITIES

2.1 Retained Liabilities. Unless specifically assumed by the Purchaser, the Seller shall be responsible for all liabilities (whether accrued, actual, contingent or otherwise), claims and demands (including liabilities, claims and demands for income, sales, excise or other taxes) incurred or arising out of the operation of the Business prior to the Closing Date. The Purchaser assumes no liabilities of Seller other than those which it expressly agrees to assume under this Agreement and those otherwise assumed in writing.

2.2 Assumed Liabilities. As of the Closing, the Purchaser shall be solely responsible for all liabilities and obligations incurred, related to, or arising as a result of operations conducted, actions taken or events occurring on or subsequent to the Closing Date relating to the Business; additionally, at the Closing, the Purchaser shall assume and shall thereafter timely discharge and perform the following liabilities and obligations of Seller relating to the Business or the Purchased Assets (collectively, the "Assumed Liabilities"):

(a) Liabilities Under Assumed Contracts and Assumed Equipment Leases. All obligations arising from operations conducted, actions taken or events occurring subsequent to the Closing Date under the Assumed Contracts and Assumed Equipment Leases;

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(b)  Trade Accounts Payable. All trade accounts payable of the Business arising prior to the Closing which (i) are disclosed on Seller's balance sheet dated as of December 31, 1999 to the extent such payables remain outstanding on the Closing Date, or (ii) have arisen in the ordinary course of the Business from December 31, 1999 to the Closing Date and are reflected on the Closing Balance Sheet; and

(c) Other Liabilities. All accruals and other liabilities in the ordinary course of the Business that are reflected on the Closing Balance Sheet or otherwise disclosed in the schedules to this Agreement, including, but not limited to, the liabilities listed on Schedule 2.2(c).

     2.3 Non-Assignable Obligations. This Agreement and any document delivered under it shall not constitute an assignment or attempted assignment of any Assumed Equipment Lease or Assumed Contract which is not assignable without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach of such Assumed Equipment Lease or Assumed Contract.

To the extent that any of the foregoing items are not assignable by their terms or where consents to their assignment cannot be obtained, then the parties will cooperate to obtain such assignment, provided that the Seller incurs no additional cost and the covenants and obligations under such Assumed Equipment Leases and Assumed Contracts shall be performed by the Purchaser in the name of the Seller and all benefits and obligations existing under them shall be for the account of the Purchaser. If any of the items cannot be assigned, the parties will make such other arrangements between themselves as may be permissible to implement as far as possible the effective transfer of the benefit and obligations of such contracts to the Purchaser.

3.   PURCHASE PRICE AND ALLOCATION

3.1 Purchase Price. In consideration for the acquisition of the Purchased Assets, the Purchaser will pay to Seller a purchase price of $14,000,000 (the "Purchase Price"), will assume the Assumed Liabilities and will issue a warrant in the form attached as Exhibit 3.1(a) to Seller at Closing to purchase an aggregate of 473,455 shares of common stock in Purchaser. At Closing, Seller will execute and deliver to Purchaser a Bill of Sale in the form attached as Exhibit 3.1(b) and the parties will execute an assignment and assumption agreement in the form attached as Exhibit 3.1(c) (the "Assignment and Assumption Agreement"). $3,500,000 of the Purchase Price will be paid at Closing in cash by certified check or wire transfer of immediately available funds to the account specified by Seller at least two business days prior to Closing. The $10,500,000 deferred portion of the Purchase Price will be paid pursuant to the promissory note attached as
     Exhibit 3.1(d) (the "Promissory Note") and secured by the Security Agreement attached as Exhibit 3.1(e) (the "Security Agreement").

3.2 Allocation of the Purchase Price. The parties agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the terms and conditions of this Agreement and that the allocation shall be as set forth on Schedule 3.2 to this

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     Agreement, to be prepared in accordance with Section 1060 of the Internal
     Revenue Code of 1986, as amended. Each of the parties agrees to report this transaction for local, state, federal and foreign tax purposes in a manner consistent with the allocation set forth in Schedule 3.2, including the filing of a form 8594 with the Internal Revenue Service reflecting that allocation. If any taxing authority challenges the allocation, the Purchaser and the Seller shall cooperate in good faith in responding to the challenge.

3.3 Prorations; Adjustments to the Purchase Price. All charges and other matters customarily the subject of adjustment in connection with a purchase of assets shall be adjusted as at the commencement of business on the Closing Date and the Purchase Price will be adjusted accordingly. Such adjustment to the Purchase Price shall be paid in cash (and not by adjustment to the Promissory Note) by the Purchaser to the Seller, or by the Seller to the Purchaser, as the case may be, promptly upon determination of the same (or, if the total amount of such adjustments is not agreed upon, the undisputed portion of the same). To the extent that any information necessary for any adjustment is not available to the parties on the Closing Date, the parties agree to readjust and make payment to the other party for that item when the necessary information becomes available.

3.4 Taxes and Assessments. Any taxes on the Purchased Assets, including personal property taxes, and assessments due and payable on or with respect to the Purchased Assets, shall be prorated as of the commencement of business on the Closing Date. If the tax rate for the current year is not established by the Closing Date, the proration of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed evaluation and any adjustments required by reason of a change of the assessed evaluation or applicable tax rate shall be made in cash between the Purchaser and the Seller within ten (10) days after the tax rate for the current year is determined. The obligation to make that adjustment shall survive the Closing.

3.5 State and Local Transfer Taxes. The Purchaser shall bear all state or local transfer taxes arising from the transactions contemplated by this Agreement except for applicable sales tax on the Purchased Assets, which shall be paid by Seller.

3.6 Closing. The closing of the purchase and sale of the Purchased Assets will occur on January 25, 2000 (the "Closing Date") at the offices of STOEL RIVES LLP, or at such other time and place as the parties mutually agree upon (the "Closing").

4.   REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of Seller. The Seller represents and warrants as follows to the Purchaser:

     As used in this Section 4.1, "Material Adverse Effect" means a material adverse effect on the Business or the Purchased Assets.

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(a)  Corporate Status. The Seller is a corporation duly incorporated and organized and validly existing under the laws of its state of incorporation. Seller has the corporate power, authority and capacity to own its property and to carry on the Business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Seller and Seller is able to satisfy its liabilities as they become due.

(b) Purchased Assets. Except as disclosed in Schedule 4.1(b)(i), the Purchased Assets are owned, licensed or leased by Seller, with good and marketable title thereto, free and clear of any title defects, mortgages, liens, charges, pledges, security interests, encumbrances, leases, licenses, deemed trust or other rights or claims of others, except such as would not have a Material Adverse Effect. The Seller is entitled to possess and dispose of the Purchased Assets (subject only to obtaining any necessary consents to transfer). The Purchased Assets constitute all of the assets necessary for the conduct of the Business as currently conducted by the Seller, except for the Excluded Assets and as set forth in Schedule 4.1(b)(ii).

(c) No Other Agreements. No person, firm or corporation has any written or oral agreement, option, understanding or commitment, for the purchase from Seller of any of the Purchased Assets outside the ordinary course of business.

(d) Corporate Authorization. The Seller has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under it. The execution and delivery of this Agreement and the completion of the transactions contemplated in it have been duly and validly authorized by all necessary corporate action on the part of Seller and this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms.

(e) No Breaches of Charter or Other Agreements. Except as set forth in Schedule 4.1(e), Seller is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by it, except where such violation, contravention or breach would not have a Material Adverse Effect.

(f) Financial Statements. The unaudited Balance Sheets and Statements of Operations for the Business for the fiscal years ended December 31, 1998 and December 31, 1999 are attached hereto as Exhibit 4.1(f) (collectively, the "Financial Statements"), and conform in all material respects with applicable accounting requirements, have been derived from and are consistent with financial statements prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject to normal, recurring year-end adjustments) the consolidated financial position of the Business as of the dates thereof and the results of their operations

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     and cash flows for the periods then ended. There are no liabilities, debts, expenses, claims or obligations of any type, whether accrued, absolute, contingent, matured, unmatured or other which (i) should have been but have not been reflected in the Financial Statements, or (ii) have not arisen in the ordinary course of the Seller's business since December 31, 1999.

(g) Ordinary Course. Since December 31, 1999 and except as otherwise disclosed to Purchaser:

     (i) the Business has been carried on in the ordinary and normal course and will continue to be carried on in the ordinary and normal course after the date hereof and up to the Closing Date;

     (ii) no capital expenditures have been made or authorized in the conduct of the Business in excess of $10,000 in the aggregate and, except as set forth in Schedule 4.1(g)(ii), no capital expenditures will be made or authorized by Seller for the Business in excess of $10,000 in the aggregate after the date hereof and up to the Closing Date without the prior written consent of the Purchaser;

     (iii)there has been no change in the affairs, business, prospects, operations or condition of the Business, except changes occurring in the ordinary course of business or which would not have a Material Adverse Effect;

     (iv) Seller has not transferred, assigned, sold or otherwise disposed of or agreed to dispose of any of the assets used in the Business, except in the ordinary and normal course of business;

     (v) Seller has not suffered an extraordinary loss, waived any rights of material value, or entered into any material commitment or transaction outside the ordinary and normal course of business, except as otherwise disclosed in this Agreement or in the Financial Statements; and

     (vi) Seller has not entered into any material agreement, contract, lease, or license outside the ordinary course of business, except as otherwise disclosed in this Agreement or the Financial Statements.

(h) Tax Matters. The Seller has, or on or before the Closing Date will have, filed all federal, state and local tax returns required to be filed and paid and discharged all federal, state and local income taxes related to the Business (collectively, "Taxes"), including, without limitation, any interest, penalties or additions to Taxes reflected on the foregoing returns. Seller is not subject to any dispute, audit or proceeding regarding Taxes related to the Business that, if determined adversely to Seller, would likely have a Material Adverse Effect.

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(i)  Equipment in Good Repair. To the knowledge of Seller, all facilities and equipment owned and used by Seller in connection with the Business, including, without limitation, the Fixed Assets, are in good operating condition and are in a state of good repair and maintenance consistent with their age and condition.

(j) Intellectual Property. The Intellectual Property included in the Purchased Assets is listed on Schedule 1.1(d). To the knowledge of Seller after reasonable investigation, the intellectual property of Seller does not infringe the patents, trademarks, trade names, service marks, trade designs, common law copyrights or other intellectual property rights, domestic or foreign, of any other person, firm or corporation. Except as set forth in Schedule 4.1(j)(i), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the continued conduct by Purchaser after the Closing Date of the Business as presently conducted by Seller) will not violate or conflict with any instrument or agreement governing any intellectual property necessary or required for, or used in, the conduct of the Business as presently conducted and will not in any material way impair the right of Purchaser to use, sell, license or dispose of, or to bring any action for the infringement of, any such intellectual property or portion thereof. Except as set forth in Schedule 4.1(j)(ii), to the knowledge of Seller, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Intellectual Property.

(k) Material Contracts. Set forth in Schedule 4.1(k) is a complete list of all material contracts of Seller in addition to the assumed contracts relating exclusively to the Business ("Material Contracts"). Seller is not in default or breach of any Material Contract except where such default or breach would not have a Material Adverse Effect and all such Assumed Contracts are now in good standing and in full force and effect without amendment thereto. Seller has furnished Purchaser with true and complete copies of each such Material Contract.

(l) Insurance. The Seller maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Purchased Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and Seller is not in default, whether as to the payment of premium or otherwise, under the terms of any policy.

(m)  Employees.

     (i) Set forth in Schedule 1.1(g) is a list showing the names and titles of all Employees of the Business. Seller will use its best efforts to cooperate with Purchaser to ensure that all of the Employees become the Employees of Purchaser.

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     (ii) Except as set forth in Schedule 4.1(m)(ii), no payments have been made or authorized by Seller to any Employees except in the ordinary course of business and at the regular rates payable to them as salary or other remuneration, including Seller's bonus plan, and no increase in salary or change in bonus formulation payable to any Employee has become effective or been agreed to or authorized since December 31, 1999.

     (iii)To Seller's knowledge, except as set forth in Schedule 4.1(m)(iii), at Closing, no Employee will have any agreement, whether written or oral, as to length of employment or as to length of notice required to terminate the Employee's employment other than such as results by law and no inducements were offered to any Employee which may have the effect of increasing the period of notice of termination to which any Employee is entitled.

     (iv) To Seller's knowledge, each "employee benefit plan," as defined in
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, and each other employee benefit plan, arrangement, program or policy, which covers any Employee or beneficiary of any Employee of the Business, and which is maintained or administered by Seller or to which Seller makes contributions, is set forth in Schedule 4.1(m)(iv) hereto (any such plan, arrangement, program or policy being herein referred to as an "Employee Plan"). Except as set forth in Schedule 4.1(m)(iii) or Schedule 4.1(m)(iv), at Closing, the Seller will have no severance pay plan, policy, practice or agreement with any of the Employees. Seller has never contributed to any Employee Plan with respect to the Business that is a multi-employer pension plan under ERISA.

     (v) To Seller's knowledge, Seller has deducted and remitted to the relevant governmental authority or entity all payroll taxes and any other taxes or deductions or other amounts which it is required by statute or contract to collect from Employees and remit to any governmental authority.

     (vi) To Seller's knowledge, Seller has complied with all material and applicable federal and state laws relating to the employment of labor, including, without limitation, the provisions of laws relating to equal employment opportunity, wages, hours, workers' compensation and industrial insurance except where the failure to do so would not have a Material Adverse Effect on the Business.

      (vii) All employees and consultants of Seller employed or engaged by Seller as of the date hereof that have had access to confidential Intellectual Property relating to the Business are parties to written agreements ("Confidentiality Agreements") under which each such person or entity (x) is obligated to disclose and assign to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries relating to the Business which, during the period of performance of services for Seller, he or she makes or conceives, and
          (y) is obligated to maintain the confidentiality of proprietary information of Seller.

(n) No Unions. In connection with the Business, Seller has not made any agreements with any labor union or employee association nor made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements and Seller is not aware of any current attempts to organize or establish any labor union or employee association in connection with the Business.

(o) Compliance with Laws. To Seller's knowledge, Seller is conducting the Business in substantial compliance with the applicable laws, rules and regulations of each jurisdiction in which the Business is carried on and is duly licensed, registered or qualified in each jurisdiction in which each Seller owns or leases property related to the Business or carries on the Business except where the failure to do so would not have a Material Adverse Effect.

(p)  Consents. To Seller's knowledge, except for the consents set forth in
     Schedule 4.1(p), there are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit Seller to complete the transactions contemplated by this Agreement.

(q) No Actions. There is no suit, action, litigation, arbitration, proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to Seller's knowledge, threatened against or involving the Business. Seller is not aware of any existing ground on which any such suit, action, litigation, arbitration, proceeding or governmental proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against Seller any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator relating to the Business.

(r) Environmental Matters. To Seller's knowledge, the Business is currently in substantial compliance with, and at all times has substantially complied with, all federal, state and local environmental or health or safety laws, regulations and ordinances. To Seller's knowledge, no Hazardous Substance (as defined below) has been stored or disposed of in the conduct of the Business, except for lawful storage or disposal undertaken as part of the ordinary course of the Business and in substantial compliance with all pertinent handling, storage, labeling, use, disposal and other applicable laws, regulations and ordinances. In this paragraph, "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any federal, state, or local statute, regulation or ordinance pertaining to the protection of human health or the environment. The representations and warranties in this subsection do not include situations in which failure to comply would not have a Material Adverse Effect.

(s) Year 2000 Compliance. To Seller's knowledge any computer or computer related hardware or software that is part of the Purchased Assets (the "Computer System") is Millennium Compliant, except for such noncompliance as would not have a Material Adverse Effect. In this paragraph, "Millennium Compliant" means that the Computer System (i) allows for the input of all dates in a four digit format; (ii) provides date output in a four digit format; (iii) accommodates same century and multi-century date related formulas and calculations; and (iv) responds to two digit date input in a way that resolves any ambiguity as to century.

(t) Brokerage. No brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller are due.

(u) No Fraudulent Conveyance. Seller is not entering into this Agreement or any of the other agreements referenced in this agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance or, to Seller's knowledge, otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.

4.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows to the Seller:

(a) Corporate Status. The Purchaser is a corporation duly incorporated and organized and validly existing under the laws of its state of incorporation. The Purchaser has the corporate power, authority and capacity to own its property and to carry its business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Purchaser and the Purchaser is able to satisfy its liabilities as they become due, including, but not limited to, payment of the Purchase Price when due.

(b) Corporate Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under it. The execution and delivery of this Agreement and the completion of the transactions contemplated in it have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

(c) No Breaches of Charter or Other Agreements. The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by it.

(d) Financial Statements. A true and accurate table of the Purchaser's capitalization as of the Closing Date is attached hereto as Exhibit 4.2(d). As of the Closing Date, the Company has approximately $7.1 million in cash and cash equivalents. As of the Closing Date, the company had no material liabilities or obligations that would be required to be disclosed on a balance sheet under GAAP, other than promissory notes in the aggregate principal amount of $2.5 million issued to affiliates of Mayfield Fund and Trident Capital.

(e) Consents. To Purchaser's knowledge, except as set forth in Schedule 4.2(e), there are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Purchaser to complete the transactions contemplated by this Agreement.

(f) No Actions. There is no suit, action, litigation, arbitration, proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to Purchaser's knowledge, threatened against or involving the Purchaser. Purchaser is not aware of any existing ground on which any such suit, action, litigation, arbitration, proceeding or governmental proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against Purchaser any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator relating to the Purchaser.

(g) Brokerage. No brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser are due.

5.   COVENANTS

5.1 Covenants of the Seller. Seller covenants and agrees with the Purchaser as follows:

(a) Ordinary Course. Until the Closing Date and except as disclosed in Schedule 5.1(a), the Seller shall:

     (i) carry on the Business in the ordinary course and shall not, without the prior written consent of the Purchaser, enter into any transaction which, to their knowledge, if entered into before the date of this Agreement would cause any representations or warranties of Seller in this Agreement to be incorrect or constitute a breach of any covenant or agreement of Seller contained in this Agreement;

     (ii) use its best efforts to preserve the Purchased Assets intact and to preserve for the Purchaser its relationships with all suppliers, customers and others having business relationships with Seller in the conduct of the Business;

     (iii)not make or commit to any wage increase or institute any new bonus program for Employees, and shall not employ any new Key Employees (as hereinafter defined) nor terminate the employment of any Key Employees without the Purchaser's consent; and

          (The term "Key Employees" shall include all Employees who have a 1999 annual base salary in excess of $75,000.)

     (iv) maintain in full force and effect all policies of insurance in respect of the Purchased Assets and shall present all claims thereunder in a due and timely fashion.

(b) Access. Prior to Closing, Seller will permit the Purchaser and its authorized representatives (who shall, at the sole discretion of Seller, be accompanied by representatives of the Seller) to have access at reasonable times and upon reasonable notice to the Business, to all the premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business for due diligence review, and such access shall be conducted in a manner so as not to interfere with the normal business operations of the Seller.

(c) Non-Competition Covenant. Without the prior written consent of the Purchaser, and except as provided for in Section 5.2(a), Seller shall not, within the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, whether directly or indirectly, as a partner, stockholder, principal, agent, affiliate or consultant, carry on any business or activity associated with the marine industry which competes with the Business as conducted by the Seller or the business conducted by Purchaser as of the Closing Date; provided, however, that this covenant shall be effective only so long as Purchaser is not in default in its payment obligations pursuant to this Agreement and the Promissory Note.

(d) Corporate Structure and Capitalization. Prior to Closing, Seller will not alter or amend its charter or by-laws, sell or dispose of any of its capital stock or grant any rights to purchase its capital stock or declare, set aside or pay any dividend or distribution on its capital stock, in each case if such action would impair Seller's ability to complete the transactions contemplated by this Agreement.

5.2 Covenants of the Purchaser. The Purchaser covenants and agrees with the Seller as follows:

(a) Non-Competition Exclusion. The Purchaser acknowledges that the non-competition covenant in Section 5.1(c) shall not include any of the current business activities of Seller, except for the Business.

(b) Access. Prior to Closing, Purchaser will permit the Seller and its authorized representatives (who shall, at the sole discretion of Purchaser, be accompanied by representatives of the Purchaser) to have access at reasonable times and upon reasonable notice to the Business, to all the premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business for due diligence review, and such access shall be conducted in a manner so as not to interfere with the normal business operations of the Seller.

(c) Corporate Structure and Capitalization. Prior to Closing, Seller will not alter or amend its charter or by-laws, sell or dispose of any of its capital stock or grant any rights to purchase its capital stock or declare, set aside or pay any dividend or distribution on its capital stock, in each case if such action would impair Seller's ability to complete the transactions contemplated by this Agreement.

(d) Seller Board Position. Purchaser will cause a representative selected by Seller to be elected to its Board of Directors ("Board") immediately after Closing and shall cause such representative or a replacement representative selected by Seller to remain on the Board until payment in full of the Promissory Note.

6.   CLOSING CONDITIONS

6.1 Closing Conditions for the Benefit of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.1 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Covenants. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No Action. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Consents. Any applicable consents and approvals required to be obtained prior to Closing have been obtained;

(e) Operating Agreement. Seller shall have executed the operating agreement (the "Operating Agreement") attached as Exhibit 6.1(e);

(f) McCurdy Employment Agreement: Neil McCurdy shall have entered into an employment agreement with Purchaser providing for Mr. McCurdy's employment by Purchaser following the Closing;

(g) Certificate of Compliance. The Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in
     Section 6.1(a)-(e) is satisfied; and

(h) Opinion of Counsel. Stoel Rives LLP, or other counsel reasonably acceptable to Purchaser, shall have delivered to Purchaser an opinion of counsel in the form attached as Exhibit 6.1(h).

6.2 Conditions for the Benefit of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.2 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Covenants. The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No Action. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Consents. Any applicable consents and approvals required to be obtained prior to Closing have been obtained;

(e) Operating Agreement. Purchaser shall have executed the Operating Agreement attached;

(f) Promissory Note, Security Agreement and Assignment and Assumption Agreement. Purchaser shall have executed and delivered to Seller the Promissory Note, the Security Agreement and the Assignment and Assumption Agreement;

(g) Certificate of Compliance. The Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in
     Section 6.2(a)-(f) is satisfied in all respects; and

(h) Opinion of Counsel. Venture Law Group, or other counsel reasonably acceptable to Seller, shall have delivered to Seller an opinion of counsel in the form attached as Exhibit 6.2(h).

(i) Mutual Waiver of Consents. The Purchaser shall have executed the Mutual Waiver of Consents attached as Exhibit 6.2(i).

7.   SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1 Survival. The covenants, representations and warranties of the Purchaser and each Seller contained in this Agreement or in any certificates or documents delivered pursuant to it or in connection with the transactions contemplated in it shall continue in full force and effect after the Closing Date for a period of twelve (12) months (or until the expiration of all applicable statutes of limitations with respect to any covenant, representation or warranty relating to taxes) from the Closing Date (the "Survival Period"), notwithstanding any investigation made by or on behalf of the Purchaser or the Seller, and shall not merge upon closing of the transactions contemplated under this Agreement.

8.   INDEMNIFICATION AND DISCLOSURE

8.1 Indemnification.

(a) From and after Closing and subject to the provisions of Sections 8.1 and 8.2, Seller covenants and agrees to indemnify and hold harmless the Purchaser against any actual loss, liability, damage or expense (including reasonable legal fees and expenses, but excluding incidental, consequential or punitive damages) (collectively, "Losses" and individually, a "Loss") which the Purchaser suffers, sustains or becomes subject to as a result of
     (i) any breach of the representations or warranties of Seller contained in this Agreement; (ii) breach of any covenant of Seller contained in this Agreement; or (iii) any liability relating to the Business arising prior to the Closing Date, unless assumed by the Purchaser, in each case taking into account any disclosures set forth in this Agreement and the schedules thereto; provided that (x) Seller shall not be required to pay or be liable for any Losses that do not equal or exceed $100,000 in the aggregate and
     (y) Seller shall not be required to pay or be liable for any Losses if, and to the extent that, all indemnification payments by Seller exceed $1,400,000. The Purchaser shall not be entitled to seek indemnification with respect to any Loss of which the Purchaser or the Purchaser's representatives or agents had knowledge on or prior to the Closing Date.

(b) From and after the Closing and subject to the provisions of Sections 8.1 and 8.2, the Purchaser shall indemnify and hold harmless Seller against any Loss which Seller suffers, sustains or becomes subject to as a result of
     (i) any breach of the representations or warranties of Purchaser contained in this Agreement; (ii) breach of any covenant of Purchaser contained in this Agreement; or (iii) any liability relating to the Business arising on or subsequent to the Closing Date, except as set forth in Section 8.1(a); provided that, except with respect to any breach of the Purchaser's payment covenants contained in this Agreement and the liabilities of the Business assumed by the Purchaser pursuant to the Assignment and Assumption Agreement, (x) Purchaser shall not be required to pay or be liable for any Losses that do not equal or exceed $100,000 in the aggregate and (y) Seller shall not be required to pay or be liable for any Losses if, and to the extent that, all indemnification payments by Seller exceed $1,400,000. The Seller shall not be entitled to seek indemnification with respect to any Loss of which the Seller or the Seller's representatives or agents had knowledge on or prior to the Closing Date.

(c) The Purchaser and the Seller shall not be liable for any claim for indemnification under this Section 8.1 unless written notice from the party seeking indemnification, specifying in reasonable detail the nature of the claim for indemnification, is received by the party from whom indemnification is sought within three (3) months after the indemnified party received notice of the existence of such claim for indemnification, but in no case later than three (3) months after the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim, only until such claim is resolved, whether or not the amount of the Losses resulting from such breach have been finally determined at the time the notice is given, if, but only if, (i) in the case of a claim made by reason of a Third Party Claim (as defined in Section 8.1(d) below), the written notice is accompanied by a copy of the written notice of the third party claimant and (ii) in the case of any claim made other than by reason of a Third Party Claim, some Losses shall have been incurred at or prior to the date of such notice.

(d) Promptly after the assertion by any third party of any claim (a "Third Party Claim") against any party entitled to indemnification under this
     Section 8.1 (the "Indemnitee") that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify in writing the party from whom such indemnification could be sought (the "Indemnitor") of such Third Party Claim. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor. If an Indemnitee consents to the entry of any judgment or enters into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor, the Indemnitee will forfeit any right to indemnification under this Agreement.

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit inuring to the party suffering the Loss on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) received or receivable by the party suffering the Loss on account of such Loss. If the party suffering the Loss receives a Tax Benefit after an indemnification payment is made, that party shall promptly pay to the other party an amount equal to such Tax

     Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid. The party suffering the Loss shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by a party with respect to any Loss for which any such party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the indemnifying party.

(f) Each party entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

8.2  Limitation of Recourse.

(a) Following the Closing, the indemnification provided by Section 8.1 shall be the sole and exclusive remedy for any Losses of a party with respect to any breach of any representations or warranties, or any breach or failure in performance of any covenants or agreements contained in this Agreement or any certificate delivered hereunder. The indemnification provided by
     Section 8.1 shall not be enforceable by set-off or recoupment against the obligations created by the Promissory Note, Security Agreement, License Agreement, or Operating Agreement, all of which shall be enforceable according to their terms and applicable law.

(b) No claim shall be brought or maintained by either party or its successors or permitted assigns against any officer, director or employee (present or former) of either party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants set forth or contained in this Agreement or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud (and in the event of such fraud, such recourse shall be brought or granted solely against the party or parties committing such fraud). Without limiting the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek any rescission of the transactions consummated under this Agreement.

8.3 Schedules and Exhibits. Disclosure of any fact or item in any schedule or exhibit hereto shall be deemed to have been so disclosed in any other schedule, exhibit or representation or warranty made herein, provided disclosure of such fact or item on such schedule or exhibit contains fair disclosure of the facts that would otherwise be required to be disclosed in such other schedule, exhibit or representation or warranty. Matters reflected in the schedules and exhibits hereto are not necessarily limited to matters required by this Agreement to be disclosed herein or therein. Such additional matters are provided for information purposes only and shall not be deemed to be an admission or acknowledgement in and of itself, that such information is material.

8.4 Acknowledgment by the Purchaser. The Purchaser acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the schedules attached hereto. Such representations and warranties by the Seller constitute the sole and exclusive representations and warranties of the Seller to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, Purchased Assets or other assets, results of operations, assets or liabilities of the Business, or the quality, quantity or condition of the Purchased Assets) are specifically disclaimed by the Seller. The Seller does not make or provide, and the Purchaser hereby waives, any warranty or representation, express or implied, as to the quality or use for a particular purpose or condition of any of the Purchased Assets.

8.5 Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.   GENERAL MATTERS

9.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by law (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review such press release or announcement prior to publication.

9.2 Risk of Loss. Until the Closing Date, the Purchased Assets shall be and remain at the risk of the Seller. If any of the Purchased Assets shall be lost, damaged or destroyed prior to the Closing Date, the Seller shall give written notice to the Purchaser thereof forthwith upon the occurrence of such loss, damage or destruction, whereupon the Purchaser may elect in writing to either terminate this Agreement or to complete the purchase to the extent possible without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation receivable in respect of such loss, damage or destruction shall be payable to the Purchaser and all right and claim of the

     Seller to any such amounts not paid by the Closing Date shall be assigned to the Purchaser.

9.3 Entire Agreement. This Agreement, including the exhibits and schedules to it, together with the agreements and other documents to be delivered pursuant to it and the Confidentiality Agreement dated December 16, 1999, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no other warranties, representations or other agreements between the parties in connection with the subject matter of it. No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided.

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be construed as nearly as possible to give effect to the original intent of the parties.

9.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Seller, which consent may not be unreasonably withheld. Notwithstanding the foregoing, no consent shall be required in connection with the merger, consolidation or acquisition of Purchaser, or the sale of all or substantially all of the assets of Purchaser, with, by or to any person or entity unless such person or entity, directly or indirectly, as a partner, stockholder, principal, agent, affiliate or consultant, is engaged in any business that competes with the business then conducted by Seller. Except as set forth in the License Agreement and the Operating Agreement, the Seller may assign its rights and interests hereunder, but not its obligations, without Purchaser's consent.

9.6 Expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by it shall be paid solely by the party incurring such expenses.

9.7 Notices. Any notice or other writing required or permitted to be given hereunder will be deemed delivered upon actual receipt of the party to be notified at the address set forth below:

(a)  to the Seller at:

     The Cobalt Group, Inc.
     2200 First Avenue South, Suite 400
     Seattle, WA 98134
     Attention:  Lee Brunz, Esq.
     Facsimile Number:  (206) 269-6350

     With a copy to:

     Stoel Rives LLP
     600 University Street, Suite 3600
     Seattle, Washington   98101
     Attention:  Ronald Lone, Esq.
     Facsimile Number:  (206) 386-7500

(b)  to the Purchaser at:
     Boats.com, Inc.
     Pier 38, The Embarcadero
     San Francisco, CA 94107
     Attention:  Rolando Esteverena
     Facsimile Number:  (415) 356-5417

     With a copy to:

     Venture Law Group
     2800 Sand Hill Road
     Menlo Park, CA 94025
     Attention:  Mark A. Medearis, Esq.
     Facsimile Number:  (650) 233-8386

9.8 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of laws provisions thereof.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original of this Agreement and fully binding upon the signatory to it, but all such counterparts shall together constitute one and the same instrument.

9.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11 Construction. The parties to this Agreement have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise

9.12 Time of Essence. Time shall be of the essence of this Agreement.

9.13 Currency. All dollar amounts referred to in this agreement are in lawful currency of the United States of America.

9.14 Bulk Transfers. Purchaser waives compliance by Seller with the bulk transfer provisions of the Uniform Commercial Code as in effect in any state having jurisdiction over the transactions contemplated by this Agreement. Seller will indemnify and hold Purchaser harmless against any and all claims arising as a result of Seller's non-compliance with such provisions.

9.15 Knowledge. Unless expressly stated otherwise, all references in this Agreement to the "knowledge" of any person mean to the actual (and not the constructive, imputed or implied) knowledge, without investigation or review of any public or private files, of (i) the senior management of such person, in the case of Seller and Purchaser, and (ii) the individual professionals who personally participated in this transaction, in the case of representatives and agents of Seller and Purchaser.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

                                   BOATS.COM, INC.


                                   By:        /s/
                                        ------------------------------------
                                        Its: CEO
                                             -------------------------------


                                  THE COBALT GROUP, INC.


                                   By:       /s/
                                        -------------------------------------
                                       Its: CEO and President
                                             --------------------------------